Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 10th day of November, 2014 (the “Effective Date”), by and between Caesars Enterprise Services, LLC, with offices at One Caesars Palace Drive, Las Vegas, Nevada (together with its successors and assigns, the “Company”) and Eric Hession (“Executive”).

1. Term of Employment. The Company hereby agrees to employ Executive under this Agreement, and Executive hereby accepts such employment, for the Term of Employment. The Term of Employment shall commence as of January 1, 2015 (the “Start Date”), and shall end on the fourth (4th) anniversary of the Start Date, unless terminated earlier by either party in accordance with Section 7 of this Agreement; provided that, on the fourth anniversary of the Start Date and each anniversary of the Start Date thereafter, the employment period shall be extended by one year unless, at least six (6) months prior to such anniversary, the Company or Employee delivers a written notice (a “Notice of Non-Renewal”) to the other party that the employment period shall not be so extended (the Initial Term as from time to time extended or renewed, the “Employment Term”).

2. Position, Duties, and Responsibilities.

(a) During the Term of Employment, Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company, reporting to the Chairman, President & Chief Executive Officer of the Company or such other party designated by the Chief Executive Officer of the Company (the “CEO”), and shall perform such lawful duties as are specified from time to time by the Company.

(b) During the Term of Employment, Executive shall perform his duties faithfully and to the best of his abilities and shall devote all of his business time and attention, on a full time basis (except as otherwise expressly permitted herein), to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall comply with all of the policies of the Company, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality, insider trading, code of conduct and business ethics, and other employment-related policies as are from time to time in effect (collectively, and as amended or modified from time to time by the Company, the “Policies”).

(c) During the Term of Employment, Executive hereby agrees that his services will be rendered exclusively to the Company, and Executive shall not, except as set forth on Exhibit A attached hereto, directly or indirectly, render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person (as defined below), whether as an employee, advisor, member of a board or similar governing body, sole proprietor, independent contractor, agent, consultant, volunteer, intern, representative, or otherwise, whether or not compensated. With respect to the positions listed on Exhibit A attached hereto, Executive may engage in such activities so long as such activities do not interfere with the proper performance of his duties and responsibilities hereunder and/or otherwise conflict with any of the Policies of the Company or otherwise violate the terms of this Agreement. During the Term of Employment, Executive further agrees that he shall not seek, solicit, or otherwise look for employment (whether as an employee, consultant, or otherwise) with any other Person (as defined below).

(d) Notwithstanding the foregoing, if after the date of execution of this Agreement Executive wishes to render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person (as defined below), whether as an employee, advisor, member of a board or similar governing body, sole proprietor, independent contractor, agent, consultant, volunteer, intern, representative, or otherwise, whether or not compensated, Executive may do so only upon obtaining written permission of his direct supervisor, and subject to all of the remaining provisions herein.

(e) Executive’s services hereunder shall be performed by Executive in the Company’s principal executive offices located in Clark County, Nevada or such other location as serves as Executive’s primary office; provided, that, Executive may be required to travel for business purposes during the Term of Employment.

(f) Upon expiration of the Term of Employment, the delivery of a Notice of Non-Renewal or the termination of Executive’s employment for any reason, upon the request of the Board or its designee, Executive shall be deemed to have resigned, in writing, from any positions he then holds with the Company and any of its Subsidiaries and Affiliates, including membership on any Company, Subsidiary or Affiliate boards unless otherwise determined by the Company. For purposes of this Agreement, (i) an “Affiliate” of the Company or any other Person (as defined below) shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with, the Person specified; (ii) a “Subsidiary” of any Person shall mean any Person of which such Person owns, directly or indirectly, more than half of the equity ownership interests (measured either by value or by ability to elect or control the board of directors or other governing body); and (iii) a “Person” or “person” means any individual, partnership, limited partnership, corporation, limited liability company, trust, estate, cooperative, association, organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity, in each case, whether or not for profit.

3. Base Salary. During the Term of Employment, the Company shall pay Executive an annualized base salary of $700,000, minus applicable deductions and withholdings (“Base Salary”), payable in accordance with the regular payroll practices applicable to senior executives of the Company. During the Term of Employment, the Base Salary shall be subject to annual review by the Company, in its sole discretion, for possible increase and any such increased Base Salary shall constitute “Base Salary” for purposes of this Agreement. Executive shall not be entitled to receive any additional consideration for service during the Term of Employment as a member of the Board or the board of any of the Company’s Subsidiaries or Affiliates.

4. Bonus. During the Term of Employment, Executive shall participate in the Company’s annual incentive bonus program(s) applicable to Executive’s position (the “AIP”) and be eligible to receive a bonus (the “Bonus”) based upon the achievement of performance objectives as determined by the Board. The Bonus, if any, shall be paid in accordance with the terms of the AIP; provided, that, the Bonus shall not be considered earned for any purpose unless

Executive is still employed by the Company on (and has not given or received a Notice of Termination (as defined below) prior to) the payment date. While payout of the bonus shall be discretionary under the terms described above, Executive shall have an annual bonus target of 75% of base salary.

5. Claw-Back. Notwithstanding any provision in this Agreement to the contrary, amounts payable hereunder shall be subject to claw-back or disgorgement, to the extent applicable, under (A) the Policies or any clawback policy adopted by the Company, (B) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and rules, regulations, and binding, published guidance thereunder, which legislation provides for the clawback and recovery of incentive compensation in the event of certain financial statement restatements and (C) the Sarbanes–Oxley Act of 2002. If pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (the “Act”), the Company (or any of its Subsidiaries or Affiliates) would not be eligible for continued listing, if applicable, under Section 10D(a) of the Act if it (or they) did not adopt policies consistent with Section 10D(b) of the Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to Executive under this Agreement or otherwise shall be subject to claw-back in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Act, as interpreted by rules of the Securities Exchange Commission. Nothing in this provision is intended to supersede any existing or future clawback provision adopted or amended by the company, including, but not limited to the provision set forth in the Company’s Omnibus Incentive Plan.

6. Other Benefits.

(a) Employee Benefits. During the Term of Employment, Executive shall be entitled to participate in such employee benefit plans and insurance programs made available generally to employees of the Company, or which it may adopt from time to time, for its employees, in accordance with the eligibility requirements for participation therein. Nothing herein shall be construed as a limitation on the ability of the Company to adopt, amend, or terminate any such plans, policies, or programs.

(b) Vacations. During the Term of Employment, Executive shall be entitled to five weeks of paid vacation per year to be accrued and taken in accordance with the normal vacation policies of the Company.

(c) Reimbursement of Business and Other Expenses. During the Term of Employment, Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such expenses, subject to documentation and subject to the policies of the Company relating to expense reimbursement.

(d) D&O Insurance. During the Term of Employment, if applicable, the Company shall provide Executive with Directors and Officers indemnification insurance coverage in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to change during the Term of Employment.

7. Termination of Employment. Executive’s employment hereunder may be terminated prior to the end of the Term of Employment under the following circumstances, and any such termination shall not be, nor be deemed to be, a breach of this Agreement:

(a) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b) Disability. The Company shall have the right to terminate Executive’s employment hereunder for Disability (as defined below). “Disability” shall mean Executive’s inability to perform his duties hereunder on a full-time basis for a period of ninety (90) days during any three hundred sixty-five (365) day period, as a result of physical or mental incapacity as determined by a medical doctor reasonably selected in good faith by the Company. Any action taken pursuant to this Section 7(b) shall be in accordance with the Americans with Disabilities Act.

(c) For Cause. The Company shall have the right to terminate Executive’s employment for Cause. Upon the reasonable belief by the Company that Executive has committed an act (or has failed to act in a manner) which constitutes Cause, the Company may immediately suspend Executive from his duties herein and bar him from its premises during the Company’s investigation of such acts (or failures to act) and any such suspension shall not be deemed to be a breach of this Agreement by the Company and/or otherwise provide Executive a right to terminate his employment for Good Reason (the “Investigation Period”); provided, however, that the Company shall have the right to terminate Executive’s employment for Cause immediately and nothing in this Agreement shall require the Company to provide an Investigation Period or otherwise provide advance notice of termination for Cause. For purposes of this Agreement, “Cause” shall mean (i) Executive’s commission or guilty plea or plea of no contest to a felony or a misdemeanor (or its equivalent under applicable law), (ii) conduct by Executive that constitutes fraud or embezzlement, or any acts of dishonesty in relation to his duties with the Company, (iii) Executive’s negligence, bad faith, or misconduct which causes either reputational or economic harm to the Company or its Subsidiaries or its Affiliates as determined by the Company in its sole discretion, (iv) Executive’s refusal or failure to perform Executive’s duties hereunder as determined by the Company in its sole discretion, (v) Executive’s refusal or failure to perform any reasonable directive of the Company, (vi) Executive’s knowing misrepresentation of any material fact that the Company reasonably requests, (vii) Executive being found unsuitable for, or having been denied, a gaming license, or having such license revoked by a gaming regulatory authority in any jurisdiction in which the Company, Caesars Entertainment Corporation, or any of their respective Subsidiaries or Affiliates conducts operations, (viii) Executive’s violation, as determined by the Company, of any securities or employment laws or regulations, or (ix) Executive’s breach of his obligations under this Agreement or the Policies as determined by the Company in its sole discretion.

(d) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause, at any time and for any reason or no reason, by providing Executive with a Notice of Termination.

(e) By Executive. Executive shall have the right to terminate his employment hereunder without Good Reason (as defined below) by providing the Company with a Notice of

Termination at least thirty (30) days prior to such termination. Executive also shall have the right to terminate his employment hereunder with Good Reason as set forth herein. For purposes of this Agreement, Executive shall have “Good Reason” to terminate his employment if, (i) within thirty (30) days after he knows (or has reason to know) of the occurrence of any of the following events, Executive provides written notice to the Company requesting that it cure such events, (ii) the Company fails to cure, if curable, such events within sixty (60) days following such notice, and, (iii) within ten (10) days after the expiration of such cure period, Executive provides the Company with a Notice of Termination: (A) a material reduction in Executive’s Base Salary other than a reduction that applies to a similarly situated class of employees of the Company or its Subsidiaries or Affiliates; (B) a material diminution in Executive’s duties or responsibilities for a period of more than forty-five (45) days (not including any Investigation Period); or (C) a material breach by the Company of any of its material obligations to the Executive under this Agreement.

(f) Due to Expiration of the Term of Employment. The Term of Employment shall terminate upon the expiration of the then current Term of Employment in the event that either Party delivers a Notice of Non-Renewal to the other Party in accordance with Section 1 of this Agreement.

8. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Term of Employment (other than termination pursuant to Section 7(a)), including a Notice of Non-Renewal pursuant to Section 1, shall be communicated by written Notice of Termination in accordance with Section 15 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 7(b), fifteen (15) days after Notice of Termination is delivered to Executive, (iii) if Executive’s employment is terminated by a Notice of Non-Renewal pursuant to Section 1, the last day of the then current Term of Employment (which shall be at least sixty (60) days after such Notice of Non-Renewal is delivered); and (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such notice (but within ninety (90) days after the giving of such notice); provided, however, that the notice period for a termination by Executive without Good Reason shall be at least thirty (30) days after the giving of such Notice of Termination.

9. Compensation Upon Termination. In the event Executive’s employment terminates prior to the expiration of the Term of Employment, the Company shall provide Executive with the payments and benefits set forth below. The payments described herein shall be in lieu of any other severance or termination benefits that Executive may otherwise have been eligible to receive under any severance policy, plan, or program maintained by the Company or its Subsidiaries or Affiliates or as otherwise mandated by law. To the extent that the Company and/or its Subsidiaries or Affiliates are required to pay Executive severance or termination pay under any such severance policy, plan, program, or applicable law, the amounts payable hereunder shall be reduced, but not below zero, on a dollar for dollar basis.

(a) Termination for Cause, Without Good Reason, or upon Expiration of the Term of Employment. If Executive’s employment is terminated by the Company for Cause, by Executive without Good Reason, or upon expiration of the Term of Employment:

(i) within ten (10) business days following such termination, the Company shall pay to Executive any unpaid Base Salary earned through the Date of Termination;

(ii) within thirty (30) days following such termination, the Company shall reimburse Executive pursuant to Section 6(c) for reasonable expenses incurred but not paid prior to such termination of employment; and

(iii) the Company shall provide to Executive other or additional benefits (if any), in accordance with the then-applicable terms of any then-applicable plan, program, agreement or other arrangement of any of the Company, or of any of its Subsidiaries or Affiliates, in which Executive participates (the rights described in sub-clauses (i), (ii), and (iii) are collectively referred to as the “Accrued Obligations”). Thereafter, the Company shall have no further obligation under this Agreement or otherwise to Executive or Executive’s legal representatives or estate except as required by any applicable law.

(b) Death. If Executive’s employment is terminated due to his death during the Term of Employment, Executive or his beneficiary, legal representative, or estate shall receive the Accrued Obligations. Thereafter, the Company shall have no further obligation under this Agreement to Executive or Executive’s beneficiaries, legal representatives or estate except as otherwise required by applicable law.

(c) Termination Without Cause, For Good Reason, or for Disability. In the event that Executive’s employment under this Agreement is terminated by the Company without Cause under Section 7(d) of this Agreement, by Executive with Good Reason under Section 7(e) of this Agreement, or for Disability during the Term of Employment, the Company shall pay or provide to Executive the Accrued Obligations and, subject to Executive’s signing a separation agreement and release in the form attached hereto as Exhibit B (with such changes as may be necessary due to applicable law) (the “Release”) within twenty-one (21) days or forty-five (45) days, whichever period is applicable under the ADEA (as defined in Exhibit B) following the Date of Termination, and not revoking the Release within seven (7) days of signing it, the Company shall pay to Executive a severance amount equal to his monthly rate of Base Salary (i.e., 1/12 of his annual rate of Base Salary) for each of eighteen (18) months (the “Severance Period”) commencing on the sixtieth (60th) day following the Date of Termination, in accordance with the Company’s regular payroll practices; provided, that, the Company may cease making the payments under this Section 9(c) (in addition to asserting any other rights it may have in law of equity) (i) if Executive is in breach of any of his obligations under Section 10 of this Agreement and Executive has failed to cure such breach, if curable, within ten (10) days following the Board’s notice to Executive of such breach; or (2) if Executive is in breach of any of the terms of the Release. If applicable, Employee will be entitled to receive the benefits set forth on Exhibit C hereto during the Severance Period. Notwithstanding the foregoing, if Executive’s employment is terminated under this Section 9.(c) within the first twelve (12) months after the Start Date, the Severance Period shall be reduced from eighteen (18) months to twelve (12) months (the “Reduced Severance Period”), and the Company shall pay to Executive a severance amount equal to his monthly rate of Base Salary (i.e., 1/12 of his annual rate of Base Salary) for each month of the Reduced Severance Period, subject to all conditions set forth above.

(d) Offset. In the event of any termination of Executive’s employment under this Agreement, the Company is specifically authorized to offset against amounts due to Executive under this Agreement or otherwise on account of any claim that any of the Company or any of its Subsidiaries or Affiliates may have against Executive. In addition, Executive shall be under a specific obligation to seek other employment and mitigate the obligations of the Company under this Section 9, it being understood that Executive’s compliance with Section 10 of this Agreement shall not relieve his obligations under this clause (d).

10. Restrictive Covenants and Confidentiality.

(a) Acknowledgments. Executive acknowledges that: (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company and its Subsidiaries and Affiliates at substantial expense and the Confidential Information constitutes valuable proprietary assets of the Company; (iii) the Company and its Subsidiaries and Affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Term of Employment or thereafter, Executive should engage in or assist a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Company’s and its Subsidiaries’ and Affiliates’ business is such that it can be conducted anywhere in the world and is not limited to a geographic scope or region; (v) the Company and its Subsidiaries and Affiliates will suffer substantial damage which will be difficult to compute if, during the Term of Employment or thereafter, Executive should solicit or interfere with the Company’s or its Subsidiaries’ or Affiliates’ employees, clients, or customers or should divulge Confidential Information relating to the business of the Company or its Subsidiaries or Affiliates; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its Subsidiaries and Affiliates; (vii) the Company would not have hired or continued to employ Executive or grant the benefits contemplated under this Agreement unless Executive agreed to be bound by the terms hereof; and (viii) the provisions of this Agreement will not preclude Executive from other gainful employment following his termination from the Company. “Competitive Business” as used in this Agreement shall mean any business which competes, directly or indirectly, with the Company’s or its Subsidiaries’ or Affiliates’ business of operating, managing, or providing goods or services to casinos, casino/resorts, casino/hotels, internet gaming, other gaming venture or entity, or any other material business line(s) engaged in by the Company of any of its Subsidiaries or Affiliates as of the Date of Termination. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company or any Subsidiary or Affiliate, including, without limitation, any: (A) food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, organizational charts, salary and benefit programs, or training programs, (B) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source or object codes, data, programs, software source documents, data, film, audio and digital recordings, works of authorship, know-how, improvements, discoveries, developments, designs or techniques, intellectual property or other work product of the Company or any Affiliate, whether or not patentable or registrable under trademark, copyright, patent, or similar laws; (C) information regarding plans for research, development, new service offerings and/or products, marketing, advertising, and selling, distribution, business plans, business forecasts, budgets, and unpublished financial statements, licenses, prices, costs, suppliers, customers, or distribution arrangements; (D) non-public information regarding and collected from employees, suppliers, customers, clients, suppliers, vendors, agents, and/or independent contractors of the Company or any Subsidiary or Affiliate; (E) concepts and ideas relating to the development and distribution of content in any medium or to the current, future, or proposed business opportunities, products or services of the Company or any Subsidiary or Affiliate; or (F) any other information, data, or the like that is designated as confidential or treated as confidential by the Company or any of its Subsidiaries or Affiliates.

(b) Confidentiality. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive agrees not to, at any time, either during the Term of Employment or thereafter, divulge, post, use, publish, or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the express written consent of the Company’s CEO or General Counsel, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, provided that Executive notifies the Company in writing in accordance with Section 14 below within three (3) days of receiving such order, subpoena, or process, cooperates with the Company in seeking an appropriate protective order and in attempting to keep such information confidential to the maximum extent possible. Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information in his possession, custody or control.

(c) Non-Compete. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive covenants and agrees that during the Term of Employment and for a period of eighteen (18) months following the Date of Termination of his employment for any reason, or from the entry by a court of competent jurisdiction of a judgment enforcing this Section, whichever of the foregoing is last to occur (the “Restricted Period”), he will not, for himself, or in conjunction with any other Person (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee, intern, volunteer, consultant, or in another capacity), directly or indirectly, be employed by, provide services to, or in any way be connected, associated, or have any ownership or other interest in, or give advice or consultation to, any Competitive Business. Notwithstanding anything herein to the contrary, this Section 10(c) shall not prevent Executive from: (i) acquiring securities representing not more than 1% of the outstanding voting securities of any entity the securities of which are traded on a national securities exchange or in the over the counter market; or (ii) obtaining employment in the hotel/resort industry for an entity that does not engage in the casino/gaming business so long as Executive does not otherwise breach any provision of this Agreement. Notwithstanding the foregoing, if Executive’s employment is terminated under Section 9(c) within the first twelve (12) months immediately following the Start Date, the Restricted Period shall be reduced from eighteen (18) months to twelve (12) months.

(d) Non-Solicitation of Employees. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive covenants and agrees that during the Term of Employment and for a period of eighteen (18) months following the Date of Termination of his employment for any reason, or from the entry by a court of competent jurisdiction of a judgment enforcing this Section, whichever of the foregoing is last to occur, Executive shall not, without the prior written permission of the Company’s CEO or General Counsel, directly or indirectly (i) solicit, employ, or retain, or have or assist any other person or entity to solicit, employ, or retain, any person who is (A) employed by or providing services to the Company or its Subsidiaries or Affiliates, or (B) was employed by or providing services to the Company (in any capacity) at the time of Executive’s termination of employment or at any time within the eighteen (18) month period before or after Executive’s termination of employment, or (ii) encourage, assist, entice, request and/or directly or indirectly cause any employee or consultant of the Company or its Subsidiaries or Affiliates to breach or threaten to breach any terms of such employee’s or consultant’s agreements with the Company or its Subsidiaries or Affiliates or to terminate his or her employment with the Company or its Subsidiaries or Affiliates.

(e) Non-Solicitation of Clients and Customers. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive covenants and agrees that during the Term of Employment and for a period of eighteen (18) months following the termination of Executive’s employment for any reason, or from the entry by a court of competent jurisdiction of a judgment or any appeal thereon, whichever of the foregoing is last to occur, he will not, for himself, or in conjunction with any other Person (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee, consultant or in another capacity), directly or indirectly: (i) solicit, engage or accept any business or services from any Person who, to Executive’s knowledge, was an existing or prospective customer, client, supplier, or vendor of the Company or its Subsidiaries or Affiliates at the time of, or at the time during the eighteen (18) months preceding, his termination of employment; or (ii) request or cause any of the Company’s or its Subsidiaries’ or Affiliates’ clients, customers, suppliers, or vendors to cancel, terminate, reduce or otherwise interfere with any business relationship with the Company or its Subsidiaries or Affiliates.

(f) Post-Employment Property. The Parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method, or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) that Executive, either solely or in collaboration with others, has conceived, created, made, discovered, invented, developed, perfected, or reduced to practice during the term of his employment, whether or not during regular business hours or on the Company’s or any

Subsidiaries and Affiliates’ premises, shall be the sole and complete property of the Company and/or its Subsidiaries and Affiliates. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought); (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought); (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered); and (iv) trade secrets, ideas, and concepts (subsections (i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s or its Subsidiaries and Affiliates’ premises or otherwise, whether or not during normal business hours or on the Company’s premises, and related to the Company’s business, shall perpetually and throughout the world be the exclusive property of the Company and/or its Subsidiaries and Affiliates, as shall all tangible media (including, but not limited to, papers, computer media, and digital and cloud-based of all types and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Upon termination of Executive’s employment with the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the CEO or General Counsel of the Company all originals and copies of any documents and other property of the Company or any of its Subsidiaries or Affiliates in Executive’s possession or under Executive’s custody or control.

(g) Works for hire. Executive agrees that all works of authorship created in whole or in part by Executive during his engagement by the Company shall be works made for hire of which the Company or its Subsidiaries and Affiliates is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title, and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company or any of its Subsidiaries or Affiliates all rights in any Intellectual Property Product created in whole or in part by Executive during his engagement by the Company, Executive hereby assigns all right, title, and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without any additional compensation, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive remains employed by the Company at the time such request is made, in order to permit the Company, its Subsidiaries and Affiliates, and/or their respective successors and assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications, or consequences.

(h) Non-Disparagement. Executive agrees that he will not defame, denigrate, or publicly criticize the services, plans, methodologies, business, integrity, veracity or personal or professional reputation of the Company or any of its Subsidiaries or Affiliates or their respective officers, directors, partners, executives, or agents in either a professional or personal manner at any time during or following the Term of Employment.

(i) Enforcement. If Executive commits a breach of any of the provisions of this Section 10, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that he possesses considerable Confidential Information and that the services being rendered hereunder are of a special, unique, and extraordinary character and that any such breach will cause irreparable injury to the Company and its Subsidiaries and Affiliates and that money damages will not provide an adequate remedy to the Company or its Subsidiaries or Affiliates. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its Subsidiaries and Affiliates, at law or in equity. Accordingly, Executive consents to the issuance of a temporary and/or preliminary injunction, in aid of arbitration, consistent with the terms of this Agreement.

(j) Modification/Blue Pencil. If, at any time, a reviewing court of appropriate jurisdiction called upon to issue an injunction in accordance with Section 10(i) finds any of the provisions of this Section 10 to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration, or scope of activity, this Agreement shall be considered divisible and such court shall have authority to modify or blue pencil this Agreement to cover only such area, duration, and scope as shall be determined to be reasonable and enforceable by the court. Executive and the Company agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(k) EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 10 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY, AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

11. Assignability; Binding Nature. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive or otherwise. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, beneficiaries, executors, and administrators of Executive, and shall be assignable by the Company only to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions. In the event of such an assignment, Executive shall receive $1,000, subject to applicable deductions and withholding taxes, in addition to Executive’s compensation hereunder as additional consideration for such assignment.

12. Representations. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Company nor his performance in accordance with the terms of this Agreement will breach any other obligations of Executive, including under any other agreement to which Executive is a party, including, without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Company. Executive represents and warrants that he has not willfully or knowingly misrepresented or withheld any material fact that the Company would reasonably need to make an informed decision regarding an offer of employment to Executive. In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive, and that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith.

13. Litigation And Regulatory Cooperation. During the Term of Employment and continuing thereafter upon termination of employment, Executive shall reasonably cooperate with the Company and its Subsidiaries and Affiliates in the defense or prosecution of any claims or actions now in existence or that may be brought or threatened in the future against or on behalf of any of the Company, its Subsidiaries, Affiliates, divisions, successors, and assigns, about which the Company believes Executive may have relevant information. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company, its Subsidiaries, Affiliates, successors and assigns at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company; provided, that, the Company will reimburse Executive for his reasonable travel expenses incurred with respect to such cooperation.

14. Resolution of Disputes. Any dispute arising in connection with the validity, interpretation, enforcement, or breach of this Agreement or arising out of Executive’s employment or termination of employment with the Company; under any statute, regulation, ordinance or the common law; or otherwise arising between Executive, on the one hand, and the Company or any of its Subsidiaries or Affiliates, on the other hand, the Parties, shall (except to the extent otherwise provided in Section 10(i) with respect to certain requests for injunctive relief) be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in Las Vegas, Nevada, and the arbitrator will apply Nevada law, including federal law as applied in Nevada courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules, as modified by the terms set forth in this Agreement. The arbitration will be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and shall have prior experience arbitrating employment disputes. The Company will pay the fees and costs of the Arbitrator and/or the AAA, except that Executive will be responsible for paying the applicable filing fee not to exceed the fee that Executive would otherwise pay to file a lawsuit asserting the same claim in court. The arbitrator shall not have the authority to modify the terms of this Agreement except to the extent that the Agreement violates any governing statue, in which case the arbitrator may modify the Agreement solely as necessary to not conflict with such statute. The Arbitrator shall have the authority to award any remedy or relief that could a court of the State of Nevada or federal court located in the State of Nevada could grant in conformity with the applicable law on the basis of claims actually made in the arbitration. The Arbitrator shall render an award and written opinion which shall set forth the factual and legal basis for the award. The award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court located in Clark County, Nevada. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with any such a claim, or the result of any arbitration (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s legal counsel, who Executive shall ensure adheres to all confidentiality terms in this

Agreement. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in Nevada and agree to venue in that jurisdiction. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal to the extent possible, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Each party agrees to pay its own costs and fees in connection with any arbitration of a dispute arising under this Agreement, and any court proceeding arising therefrom, regardless of outcome. To the extent any dispute is found not to be subject to this arbitration provision, both Executive and Company hereby waive their respective rights to trial by jury.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 14, VOLUNTARILY AGREES TO ARBITRATE ALL DISPUTES, AND HAS HAD THE OPPORTUNITY TO REVIEW THE PROVISIONS OF SECTION 14 WITH ANY ADVISORS AS HE CONSIDERED NECESSARY. BY SIGNING BELOW, EXECUTIVE SIGNIFIES HIS UNDERSTANDING AND AGREEMENT TO SECTION 14.

15. Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (a) when delivered personally to such Person (with proof of such delivery) or (b) two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by providing ten (10) days advance notice in accordance with this Section 14).

If to the Company:	Caesars Enterprise Services, LLC
One Caesars Palace Drive
Las Vegas, Nevada 89109
Phone:
Attention: Vice President, Human Resources

If to Executive:	To the address of his principal residence as it appears in the Company’s records, with a copy to him (during the Term of Employment) at the Company’s principal executive office.

If to a beneficiary, heir or executor:	To the address most recently specified by Executive, beneficiary, or executor through notice given in accordance with this Section 14.

16. Miscellaneous.

(a) Entire Agreement. This Agreement, including its Exhibit A and Exhibit B, contains the entire understanding and agreement among the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, among them with respect thereto, including, without limitation, the Prior Agreement.

(b) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically identifies the provision being amended and that is signed by Executive and the CEO or Company General Counsel. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.

(c) Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(d) Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit under this Agreement in the event of Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(e) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment under this Agreement.

(f) Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement, including its Exhibit A and Exhibit B, any taxes that are required to be withheld pursuant to any applicable law or regulation.

(g) 409A Provisions. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six (6) months after Executive’s separation from service (as defined in Section 409A of the Code and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise if such designation would constitute a “deferral of compensation” within the meaning of Section 409A of the Code. Any amounts or benefits otherwise payable to Executive following a termination of employment that are not so paid by reason of this Section 15(g) shall be paid or provided as soon as practicable, and in any event within thirty (30) days, after the date that is six (6) months after Executive’s separation from service (or, if earlier, from the date of Executive’s death). All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any of the foregoing to the contrary, the Company and its officers, directors, employees, agents, and representatives make no guarantee that the terms of this Agreement complies with, or is exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement to comply with, or be exempt from, the provisions of Code Section 409A.

(h) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Nevada applicable to contracts to be performed therein.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

(j) Construction. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted the Agreement or any particular provision hereof or who supplied the form of this Agreement. In construing the Agreement, (i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (ii) the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively so as to construe a sentence or clause most broadly and bring within its scope all subject matter that might otherwise be construed to be outside of its scope; (iii) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions, (iv) a defined term has its defined meaning throughout the Agreement, whether it appears before or after the place where it is defined, and (v) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

(k) Third Party Beneficiaries. The parties agree that each of the Company’s Affiliates and Subsidiaries are intended third party beneficiaries of this Agreement and shall have the authority to enforce the provisions applicable to them in accordance with the terms of hereof.

(l) Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery, and performance of the Agreement.

(m) Confidentiality. Executive understands and acknowledges that this Agreement is a confidential document as are all of its terms and conditions. Executive shall maintain strictly the confidentiality of and shall not disclose the Agreement and/or its terms to anyone other than Executive’s spouse, attorney(s), and tax advisor(s), whom Executive shall ensure comply with these confidentiality terms. Any disclosure other than those authorized herein, shall constitute a breach of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

Caesars Enterprise Services, LLC

By:	/s/ Mary Thomas
Name:	Mary Thomas
Title:	EVP, Human Resources

Executive

/s/ Eric Hession
Eric Hession

EXHIBIT A

[Other Service]

EXHIBIT B

SEPARATION AGREEMENT AND RELEASE

In consideration of and in accordance with the [DATE] Employment Agreement by and between Executive and Caesars Enterprise Services, LLC, with offices at One Caesars Palace Drive, Las Vegas, Nevada 89109 (together with its successors and assigns, the “Company”) (“Employment Agreement”), of which this Exhibit A is part, Eric Hession (“Executive”) hereby agrees as follows. All terms not defined in this Separation Agreement and Release (“Separation Agreement”) shall have the same meanings as those set forth in the Employment Agreement.

1. Consideration. Executive acknowledges and agrees that the payments and benefits paid or granted to him under the Employment Agreement (the “Consideration Amounts”), including but not limited to Sections 9 and 13, thereof, represent good, valuable, and sufficient consideration for signing this Separation Agreement, and exceed any amounts or interests to which Executive otherwise would be entitled. Executive acknowledges and agrees that except as specifically provided in this Separation Agreement, the Company shall have no other obligations or liabilities, monetary or otherwise, to him following the date hereof (the “Effective Date”) and that the payments and benefits contemplated herein constitute a complete settlement, satisfaction, and waiver of any and all claims Executive may have against the Company.

2. Release of Claims.

(n) Executive, for himself, his spouse, and each of his heirs, beneficiaries, representatives, agents, successors, and assigns (collectively, “Executive Releasors”), irrevocably and unconditionally releases and forever discharges the Company, each and all of its predecessors, parents, Subsidiaries, Affiliates, divisions, successors, and assigns (collectively with the Company, the “Company Entities”), and each and all of the Company Entities’ current and former officers, directors, employees, shareholders, representatives, attorneys, agents, and assigns (collectively, with the Company Entities, the “Company Releasees”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of any kind or character, whether known or unknown, whether accrued or contingent, that Executive has, had, or may have against them, or any of them, by reason of, arising out of, connected with, touching upon, or concerning Executive’s employment with the Company, his separation from the Company, and his relationship with any or all of the Company Releasees, and from any and all statutory claims, regulatory claims, claims under the Employment Agreement, and any and all other claims or matters of whatever kind, nature, or description, arising from the beginning of the world up through the Separation Agreement Effective Date (as defined below) (collectively, the “Released Claims”). Executive acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; claims related to stock options, equity awards, or other grants, awards, or warrants; claims related to any tangible or intangible property of Executive that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a) and interpretive regulations, the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 301, et seq., the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., or the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act; all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C. §§ 1513(e) and 1514A; the Nevada Wage and Hour Laws, NEV. REV. STAT. § 608.005, et seq., the Nevada Fair Employment Practices Act. NEV. REV. STAT. § 613.310 et seq., and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and other laws in place in Clark County, Nevada.

(o) Executive acknowledges that there is a risk that after the execution of this Separation Agreement, he will incur or suffer damage, loss, or injury that is in some way caused by or connected with his employment with the Company or its Subsidiaries or Affiliates or his separation from the Company or its Subsidiaries or Affiliates, and any relationship with or membership or investment in the Company Releasees, but that is unknown or unanticipated at the time of execution of this Separation Agreement. Executive specifically assumes that risk, and agrees that this Separation Agreement and the Released Claims apply to all unknown or unanticipated, accrued or contingent claims and all matters caused by or connected with his employment with the Company or its Subsidiaries or Affiliates and/or his separation from the Company or its Subsidiaries or Affiliates, as well as those claims currently known or anticipated. Executive acknowledges and agrees that this Separation Agreement constitutes a knowing and voluntary waiver of any and all rights and claims Executive does or may have as of the Separation Agreement Effective Date. Executive acknowledges that he has waived rights or claims pursuant to this Separation Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which he otherwise would be entitled.

(p) To the extent permitted by law, Executive agrees never to file a lawsuit or other adversarial proceeding with any court or arbitrator against the Company or any other Company Releasee asserting any Released Claims. Executive represents and agrees that, prior to signing this Separation Agreement, he has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, arbitrator, or other forum against the Company or any of the other Company Releasees, asserting any claims whatsoever. Executive understands and acknowledges that, in the event he files an administrative charge or commences any proceeding with respect to any Released Claim, or in the event another person or entity does so in whole or in part on his behalf, Executive waives and is estopped from receiving any monetary award or other legal or equitable relief in connection with any such proceeding.

(q) Executive represents and warrants that he has not assigned, transferred, or permitted the subrogation of any of his rights, claims, and/or causes of action, including any claims referenced in this Separation Agreement, or authorized any other person or entity to assert any such claim or claims on his behalf, and Executive agrees to indemnify and hold harmless the Company against any assignment, transfer, or subrogation of said rights, claims, and/or causes of action

3. Survival. The following Sections of the Employment Agreement shall remain in full force and effect following the Termination Date: Section 5 (“Claw-Back”), Section 9 (“Compensation Upon Termination”), Section 10 (“Restrictive Covenants and Confidentiality”), Section 11 (“Assignability; Binding Nature”), Section 13 (“Litigation And Regulatory Cooperation”), Section 14 (“Resolution of Disputes”), Section 15 (“Notices”), and Section 16 (“Miscellaneous”). Any disputes arising in connection with this Separation Agreement or otherwise arising between any of Executive Releasors, on the one hand, and any of the Company Releasees, on the other hand, shall be resolved in accordance with Sections 10 and 14 of the Employment Agreement.

4. Tax Liability. Executive expressly acknowledges that neither the Company nor its attorneys have made any representations to him regarding the tax consequences of the consideration provided to him pursuant to this Separation Agreement and Section 9 of the Employment Agreement. It is the intention of the parties to this Separation Agreement that no payments made under this Separation Agreement and/or Section 9 of the Employment Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but Company does not guarantee that any such payment complies with or is exempt from Code Section 409A. Each payment made under this Separation Agreement or Section 9 of the Employment Agreement will be treated as a separate payment for purposes of Code Section 409A and the right to a series of installment payments under this Separation Agreement is to be treated as a right to a series of separate payments.

5. Knowing/Voluntary Waiver.

(a) Executive is entitled to consider the terms of this Separation Agreement for twenty-one (21) days before signing it. If Executive fails to execute this Separation Agreement within this twenty-one (21) day period, this Separation Agreement will be null and void and of no force or effect. To execute this Separation Agreement, Executive must sign and date the Separation Agreement below, and return a signed copy hereof to Attn: Corporate Compensation, Caesars Enterprise Services, LLC, One Caesars Palace Drive, Las Vegas, Nevada 89109, (phone):702-880-6829, compensationrequests@caesars.com, via nationally recognized overnight carrier or email.

(b) Executive may revoke this Separation Agreement within seven (7) days of his signing it by delivering a written notice of such revocation to Attn: Corporate Compensation,

Caesars Enterprise Services, LLC, One Caesars Palace Drive, Las Vegas, Nevada 89109, (phone): 702-880-6829, compensationrequests@caesars.com, via nationally recognized overnight carrier or email. If Executive revokes this Separation Agreement within seven (7) days of signing it, this Separation Agreement and the promises contained herein or in Section 9 of the Employment Agreement automatically will be null and void. If Executive signs this Separation Agreement and does not revoke this Separation Agreement within seven (7) days of signing it, this Separation Agreement shall become binding, effective, and irrevocable on the eighth (8th) day after the Separation Agreement is executed by both parties (the “Separation Agreement Effective Date”).

(c) Executive acknowledges that he (a) has carefully read this Separation Agreement and the Employment Agreement; (b) is competent to manage his own affairs; (c) fully understands the Separation Agreement’s and Employment Agreement’s contents and legal effect, and understands that he is giving up any legal claims he has against any of the Company Releasees, including but not limited to any and all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, foreign, and local laws regarding age discrimination, whether those claims are presently known or hereafter discovered; (d) has been advised to consult with an attorney of his choosing prior to signing this Separation Agreement, if he so desires; and (e) has chosen to enter into this Separation Agreement freely, without coercion, and based upon his own judgment, and that he has not relied upon any promises made by any of the Company Releasees, other than the promises explicitly contained in this Separation Agreement.

6. Miscellaneous.

This Separation Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. The section headings in this Separation Agreement are provided for convenience only and shall not affect the construction or interpretation of this Separation Agreement or the provisions hereof.

This Separation Agreement shall not in any way be construed as an admission that the Company, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the Company, or any other person.

This Separation Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted the Separation Agreement or any particular provision hereof or who supplied the form of this Separation Agreement. In construing the Separation Agreement, (i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (ii) the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively so as to construe a sentence or clause most broadly and bring within its scope all subject matter that might otherwise be construed to be outside of its scope; (iii) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions, (iv) a defined term has its defined meaning throughout the Separation Agreement, whether it appears before or after the place where it is defined, and (v) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

The parties agree that each of the Company Releasees is an intended third party beneficiary of this Separation Agreement and shall have the authority to enforce the provisions applicable to it, her, or him in accordance with the terms of hereof.

7. Entire Agreement. Except as otherwise specifically provided herein, this Separation Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, contains all the covenants, promises, representations, warranties, and agreements between the Parties with respect to Executive’s separation from the Company and all positions therewith; provided, however, that nothing in this Agreement shall supersede the Sections in the Employment Agreement identified in Paragraph 3 (“Survival”) of this Separation Agreement. Any modification of this Separation Agreement will be effective only if it is in writing and signed by Executive and the Chief Executive Officer or General Counsel of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this General Release on this          day of                     .

Caesars Enterprise Services, LLC

By:
Name:
Title:

Executive:

[Name]

Exhibit C

•	Medical Insurance (including health, dental and vision)

•	Life Accident Insurance

•	Accrued benefits under Savings and retirement plan

•	D&O Insurance

2